As filed with the Securities and Exchange Commission on June 3, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

TOBIRA THERAPEUTICS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	03-0422069
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

701 Gateway Boulevard, Suite 300

South San Francisco, CA 94080

(650) 741-6625

TOBIRA THERAPEUTICS, INC. 2013 EQUITY COMPENSATION PLAN

TOBIRA THERAPEUTICS, INC. 2010 STOCK PLAN

TOBIRA THERAPEUTICS, INC. 2007 STOCK PLAN

Laurent Fischer, M.D.

Chief Executive Officer

Tobira Therapeutics, Inc.

701 Gateway Boulevard, Suite 300

South San Francisco, CA 94080

(650) 741-6625

Please send copies of all communications to:

Bennett L. Yee, Esq.

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

1200 Seaport Boulevard

Redwood City, California, 94063

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value per share, reserved for issuance pursuant to stock option awards outstanding under the 2013 Equity Compensation Plan	200,027(2)	$13.13(5)	$2,626,354.51	$305.18
Common Stock, $0.001 par value per share, reserved for issuance pursuant to the 2010 Stock Plan	1,648,866(3)	$13.13(5)	$21,649,610.58	$2,515.68
Common Stock, $0.001 par value per share, reserved for issuance pursuant to the 2007 Stock Plan	13,806(4)	$13.13(5)	$181,272.78	$21.06
TOTAL	1,862,699		$24,457,237.87	$2,841.93

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Registrant’s common stock that become issuable under the plans set forth herein as a result of any stock dividend, stock split, recapitalization, or other similar transaction effected without the receipt of consideration that results in an increase to the number of outstanding shares of Registrant’s common stock, as applicable.

(2)	Represents (i) 186,717 shares of common stock reserved for issuance under the Tobira Therapeutics, Inc. 2013 Equity Compensation Plan (the “2013 Equity Compensation Plan”) plus (ii) 13,310 shares of common stock reserved for issuance under the Inducement Award Subplan to the 2013 Equity Compensation Plan, adopted on June 11, 2014, in accordance with Rule 5635(c)(4) of the Nasdaq Listing Rules without stockholder approval.

In general, to the extent that any awards under the 2013 Equity Compensation Plan are forfeited, cancelled or returned to the Registrant for failure to satisfy vesting requirements or upon the occurrence of other forfeiture events, or if awards otherwise terminate without payment being made thereunder, those shares will again become available for issuance under the 2013 Equity Compensation Plan, as will shares applied to pay the exercise or purchase price of an award or to satisfy tax withholding obligations related to any award.

(3)	Represents shares of common stock reserved for issuance under the Tobira Therapeutics, Inc. 2010 Stock Plan (the “2010 Stock Plan”). Any shares of common stock issued under the 2010 Stock Plan that are reacquired by the Registrant, or shares subject to awards under the 2010 Stock Plan that expire or are cancelled for any reason will again become available for issuance under the 2010 Stock Plan, as will shares withheld in payment of the exercise or purchase price of an award or to satisfy tax withholding obligations related to any award.

(4)	Represents shares of common stock reserved for issuance pursuant to stock option awards outstanding under the Tobira Therapeutics, Inc. 2007 Stock Plan.

(5)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act on the basis of the weighted average exercise price of $13.13 per share of Registrant’s common stock (rounded up to the nearest hundredth).

PART I

Information Required in the Section 10(a) Prospectus

The information specified in this Part I is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (“Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

Information Required in the Registration Statement

Item 3.	Incorporation of Documents by Reference

Tobira Therapeutics, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the SEC:

(a)	The Registrant’s Annual Report on Form 10-K and any amendments thereto for the fiscal year ended December 31, 2014, filed on February 2, 2015, pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b)	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2015, filed on April 29, 2015;

(c)	The Registrant’s Current Reports on Form 8-K filed on May 7, 2015, and May 20, 2015, only to the extent filed and not furnished;

(d)	The Registrant’s Current Report on Form 8-K/A filed on June 2, 2015, only to the extent filed and not furnished;

(e)	The description of the Registrant’s outstanding Common Stock contained in the Registrant’s Registration Statement No. 001-35953 on Form 8-A filed with the SEC on June 4, 2013, pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. The Registrant is not, however, incorporating any documents or information that the Registrant is deemed to furnish and not file in accordance with SEC rules. Any statement contained in a document incorporated or deemed incorporated by reference in this Registration Statement will be deemed modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document that also is deemed incorporated by reference in this Registration Statement modifies or supersedes that statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the Delaware General Corporation Law are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

As permitted by the Delaware General Corporation Law, our amended and restated certificate of incorporation and amended and restated bylaws contain provisions relating to the limitation of liability and indemnification of directors and officers. The amended and restated certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	in respect of unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	for any transaction from which the director derives any improper personal benefit.

Our amended and restated bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law, as it now exists or may in the future be amended, against all expenses, liabilities and losses reasonably incurred or suffered by our directors and officers in connection with their service for or on our behalf. Our amended and restated bylaws provide that we shall advance the expenses incurred by a director or officer in advance of the final disposition of an action or proceeding and permit us to secure insurance on behalf of any director, officer, employee or other agent for any liability arising out of his or her action in that capacity, whether or not Delaware law would otherwise permit indemnification.

We have entered into indemnification agreements with each of our directors and officers. The form of agreement provides that we will indemnify each of our directors and officers against any and all expenses incurred by that director or officer because of his or her status as one of our directors or officers, to the fullest extent permitted by Delaware law, our amended and restated certificate of incorporation and our amended and restated bylaws. In addition, the form agreement provides that, to the fullest extent permitted by Delaware law, we will advance all expenses incurred by our directors and officers in connection with a legal proceeding.

We carry liability insurance for our directors and officers.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

The Exhibit Index immediately preceding the exhibits is incorporated in this Item 8 by reference.

Item 9.	Undertakings

A. The undersigned Registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act,

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement, and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2)	that for the purpose of determining any liability under the Securities Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Registrant’s offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, State of California on this 3rd day of June, 2015.

TOBIRA THERAPEUTICS, INC.

By:	/s/ Laurent Fischer
Laurent Fischer, M.D. Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Laurent Fischer, M.D. and Christopher Peetz as his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dennis Podlesak Dennis Podlesak	Chairman of the Board of Directors	June 3, 2015

/s/ Laurent Fischer, M.D. Laurent Fischer, M.D.	Chief Executive Officer and Director	June 3, 2015

/s/ Christopher Peetz Christopher Peetz	Chief Financial Officer	June 3, 2015

/s/ Pierre Legault Pierre Legault	Director	June 3, 2015

/s/ Andrew J. Fromkin Andrew J. Fromkin	Director	June 3, 2015

/s/ Eckard Weber, M.D. Eckard Weber, M.D.	Director	June 3, 2015

/s/ Patrick Heron Patrick Heron	Director	June 3, 2015

/s/ Carol L. Brosgart, M.D. Carol L. Brosgart, M.D.	Director	June 3, 2015

/s/ Jeffrey H. Cooper Jeffrey H. Cooper	Director	June 3, 2015

/s/ Patrick Heron Patrick Heron	Director	June 3, 2015

/s/ Gwen A. Melincoff Gwen A. Melincoff	Director	June 3, 2015

EXHIBIT INDEX

		Incorporated by Reference
Exhibit Number	Description	Form	File No.	Exhibit	Filing Date	Filed Herewith

4.1	Sixth Amended and Restated Certificate of Incorporation of the Registrant.	S-1	333-188209	3.3	4/29/2013

4.2	Amended and Restated Bylaws of the Registrant, as currently in effect.	S-1	333-188209	3.6	4/29/2013

5.1	Opinion and Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP.					X

23.1	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm.					X

23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.					X

23.3	Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP (contained in Exhibit 5.1).					X

24.1	Power of Attorney (contained in the signature page hereto).					X

99.1	2013 Equity Compensation Plan, as amended to include the Inducement Award SubPlan.	8-K	001-35953	10.1	6/17/2014

99.2	Form of Director Nonqualified Stock Option Agreement pursuant to the 2013 Equity Compensation Plan.	S-1/A	333-188209	10.6	5/24/2013

99.3	Form of Employee, Officer and Consultant Nonqualified Stock Option Agreement pursuant to the 2013 Equity Compensation Plan.	S-1/A	333-188209	10.7	5/24/2013

99.4	Form of Restricted Stock Agreement pursuant to the 2013 Equity Compensation Plan.	S-1/A	333-188209	10.8	5/24/2013

99.5	2010 Stock Plan and form of stock option agreement thereunder.	8-K	001-35953	10.2	5/20/2015

99.5	2007 Stock Plan and form of stock option agreement thereunder.					X